EXHIBIT 2
VOTING AGREEMENT
This Voting Agreement (the “Voting Agreement”) is dated as of February 9, 2007 and is entered into between the undersigned Investor and eXegenics Inc., a Delaware corporation (“Company”), pursuant to, and in accordance with, the stock purchase agreement dated August 14, 2006, as amended as of November 30, 2006 (the “Stock Purchase Agreement”), among the Company and the persons identified in Exhibit A to the Stock Purchase Agreement (collectively the “Investors”).
W I T N E S S E T H:
     WHEREAS, pursuant to the Stock Purchase Agreement the Investors acquired a total of 19,440,491 shares of eXegenics common stock, par value $.01 per share (the “Common Stock”), the number of shares of Common Stock acquired by the undersigned Investor is set forth on the Signature Page to this Voting Agreement; and
     WHEREAS, the Stock Purchase Agreement provides, among other things, that the undersigned Investor shall enter into this Voting Agreement.
     NOW, THEREFORE, in consideration of the premises set forth in the Stock Purchase Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Voting Agreement — The undersigned Investor will vote its shares of Common Stock, whether owned now or hereafter acquired, in accordance with the provisions hereof on all of the following: The undersigned Investor hereby agrees (x) to be present in person or by proxy at any meeting of stockholders to elect directors of the Company for purposes of establishing a quorum and (y) to vote its shares of Common Stock for, or give its written consent to, the election of each of John A. Paganelli and Robert Baron as directors of the Company.
     2. No Ownership Interest — Nothing contained in this Voting Agreement shall be deemed to vest in the Company or in the other Investors, any direct or indirect ownership or incidents of ownership of or with respect to any shares of Common Stock owned by the undersigned Investor. All rights, ownership and economic benefits of and relating to the shares of Common Stock subject to this Voting Agreement shall remain and belong to the undersigned Investor who is the record owner of such shares and neither the Company nor the other Investors shall have authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the undersigned Investor who is the record owner of shares of Common Stock in the voting of any of its shares of Common Stock, except as otherwise expressly provided herein in Section 1 above.
     3. Amendment and Modification — This Voting Agreement may not be amended, modified or supplemented without the prior written approval of such amendment, modification or supplement by the Company and the undersigned Investor; provided, in no event, shall any amendment, modification or supplement in any way alter the undersigned Investor’s Voting Agreement set forth in Section 1 of this Stock Purchase Agreement.
     4. Entire Agreement — This Voting Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein. This Voting Agreement supersedes any agreements among the undersigned Investor and the Company concerning the subject matter contained herein.

     5. Severability — The parties agree that if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
     6. Not Binding on Director — Nothing contained in this Voting Agreement shall be deemed to direct, restrict, regulate or govern the undersigned Investor’s actions or authority as a director of the Company.
     7. Counterparts — This Voting Agreement may be executed in multiple counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute one and the same agreement. A signature to this Voting Agreement delivered by telecopy or other electronic means will be deemed valid.
     8. Governing Law — This Voting Agreement shall be governed by the internal laws of the State of New York, without regard to principles of conflict of laws.
     9. Headings. The headings for the paragraphs of this Voting Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.
     10. Form of Pronouns; Number; Construction. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Unless otherwise specified, references to Sections or Articles are to the Sections or Articles in this Voting Agreement. Unless the context otherwise requires, the term “including” shall mean “including, without limitation”.
     11. Termination/Trigger — This Voting Agreement shall terminate upon the first to occur: (i) that date which is three years from the Closing Date (as that term is defined in the Stock Purchase Agreement); or (ii) the death of, or resignation or removal of John A. Paganelli or Robert Baron as directors of the Company, but in the event the occurrence (i.e., the death, resignation or removal) is only as to John A. Paganelli or only as to Robert Baron, than such termination shall only be effective as to that person and shall continue with respect to the other.
     12. Survival — This Voting Agreement shall be binding upon the parties hereto, and each such party’s heirs, legatees, guardian and other legal representatives. This Voting Agreement shall survive the death or incapacity of the undersigned Investor or the sale or change-in-control of the undersigned Investor.
[Signature Pages Follow]

Signature Page to Voting Agreement
Dated February 9, 2007
     IN WITNESS WHEREOF, the undersigned Investor and the Company have executed this Voting Agreement to be effective as of the date first above written.
     Shares of Common Stock acquired pursuant to Stock Purchase Agreement: 15,490,546.

THE FROST GROUP, LLC
By:	Frost Gamma Investments Trust, Member

By:	/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Sole Trustee

By:	/s/ Jane Hsiao
Jane Hsiao, Member

By:	/s/ Rao Uppaluri
Rao Uppaluri, Member

By:	/s/ Steve Rubin
Steve Rubin, Member

EXEGENICS INC.
By:	/s/ John A. Paganelli
John A. Paganelli, Interim Chief Executive
Officer, Secretary and Chairman of the Board